Exhibit 10.7 (xx)

TERMS AND CONDITIONS

2012 EXECUTIVE STOCK OPTION

UNDER THE AMENDED AND RESTATED

NORTHERN TRUST CORPORATION 2002 STOCK PLAN

1.	Governing Documents. Your stock option grant is subject to the provisions of the Amended and Restated Northern Trust Corporation 2002 Stock Plan (the “Plan”), the stock option notice (the “Option Notice”) and this Terms and Conditions document (“Terms and Conditions”). The Option Notice and these Terms and Conditions constitute the “Stock Option Agreement” as defined in the Plan. If there is any conflict between the information in the Stock Option Agreement and the Plan, the Plan will govern. These Terms and Conditions apply to non-qualified stock options and incentive stock options issued under the Plan. Capitalized terms not defined in Stock Option Agreement shall have the meanings assigned to them in the Plan.

2.	Amendments. The Committee may amend the terms of the Stock Option Agreement at any time, except that any amendment that adversely affects your rights in any material way requires your written consent. Notwithstanding anything in the Stock Option Agreement to the contrary, including without limitation the preceding sentence, in the event that the Committee determines that your stock option grant, or the performance by the Corporation of any of its obligations under the Stock Option Agreement, would violate any applicable law, your stock options shall be forfeited to the Corporation and cancelled, and the Corporation shall have no obligation to honor the exercise of your stock options by you or your Beneficiary.

3.	Exercise Limitations. Your stock option is exercisable from and after the vesting date(s) set forth on the Option Notice until the ten (10)-year anniversary of the date the option was granted (the “Expiration Date”), except as provided below:

•	Change in Control. Your stock option (whether vested or unvested) becomes vested and exercisable from and after the date of a Change in Control of the Corporation. Please see “Other Termination of Employment” below for additional provisions relating to a Change in Control.

•	Death. If you die while employed, your stock option (whether vested or unvested) becomes vested and exercisable as of the date of your death and may be exercised by your beneficiary at any time until the earlier of (a) five (5) years following your death and (b) the Expiration Date. If you do not name a beneficiary (or your beneficiary dies before you), your stock option will pass to the following persons in the order indicated:

– Your spouse; if none, then,

– Your children (in equal amounts); if none, then,

– Your parents (in equal amounts); if none, then,

– Your brothers and sisters (in equal amounts); if none, then,

– Your estate.

•	Retirement. If you retire, your stock option continues to vest in accordance with its terms, and, once vested, it may be exercised at any time until the earlier of (a) five (5) years following the effective date of your retirement and (b) the Expiration Date. The terms “retire” and “retirement” mean retirement occurring by reason of your having qualified for a Normal, Early, or Postponed Retirement Pension under The Northern Trust Company Pension Plan. You should be aware that an unexercised incentive stock option automatically converts into a non-qualified stock option three (3) months after termination of employment due to retirement pursuant to the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”) relating to incentive stock options.

•	Special Circumstances. If (a) on the date of grant, you are a Management Group member, and (b) on the date of your termination of employment, you are age 55 or older and have a minimum of 10 years of employment with the Corporation and its Subsidiaries, then your stock option continues to vest in accordance with its terms, and, once vested, it may be exercised at any time until the earlier of (i) five (5) years following the date of your termination of employment and (ii) the Expiration Date. You should be aware that an unexercised incentive stock option automatically converts into a non-qualified stock option three (3) months after termination of employment under the described circumstances pursuant to the applicable provisions of the Code relating to incentive stock options.

•	Disability. If, while employed, you incur a “disability” that continues for a period of 12 months in accordance with The Northern Trust Company’s Managed Disability Program you are deemed “Disabled” on the last day of such 12-month period, at which date you are terminated from the Plan. Your stock option (whether vested or unvested) becomes vested and exercisable upon the date you are deemed Disabled and may be exercised at any time until the earlier of (a) five (5) years following the date you are deemed Disabled and (b) the Expiration Date. You should be aware that an unexercised incentive stock option automatically converts into a non-qualified stock option three (3) months after termination from the Plan, pursuant to the applicable provisions of the Code relating to incentive stock options.

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Severance. If your employment is terminated under circumstances that entitle you to severance benefits under the Northern Trust Corporation Severance Plan (the “Severance Plan”), and you have timely executed and not revoked a settlement agreement, waiver and release under the Severance Plan (a “Release”), your stock option (whether vested or unvested) becomes vested and exercisable as of the date of your termination of employment and may be exercised at any time until the earlier of (a) one-hundred and eighty (180) days following your termination of employment under the Severance Plan and (b) the Expiration Date. If you are eligible for a Normal, Early, or Postponed Retirement Pension upon termination of employment under the Severance Plan, your stock option (whether vested or unvested) becomes vested and exercisable as of the date of your termination of employment and may be exercised at any time until the earlier of (a) five (5) years following the effective date of your retirement and (b) the Expiration Date. You should be aware that an unexercised incentive stock option automatically converts into a non-qualified stock option three (3) months after termination of employment in these circumstances pursuant to the applicable provisions of the Code relating to incentive stock options.

•	Other Termination of Employment. Except as set forth below, if (a) your employment by the Corporation and its Subsidiaries terminates for any reason other than death, retirement or a severance under the Severance Plan for which you have executed and not revoked a Release, (b) you are not terminated from the Plan due to disability pursuant to the “Disability” provisions described above, and (c) you were not both a Management Group member on the date of grant and age 55 with 10 years of employment with the Corporation and its Subsidiaries on your date of termination, your stock option, if and to the extent vested as of the date of your termination of employment, may be exercised at any time until the earlier of (i) three (3) months following the date of your termination of employment and (ii) the Expiration Date. Your stock option, if and to the extent unvested as of the date of your termination of employment, expires as of the date of your termination of employment. A termination of employment shall not be deemed to occur by reason of your transfer between the Corporation and a Subsidiary of the Corporation or between two Subsidiaries of the Corporation. If you meet the criteria of each of clauses (a), (b), and (c), above, the post-termination exercise provision of this sub-paragraph shall apply to you if you become a consultant to the Corporation or a Subsidiary of the Corporation upon termination of your employment from the Corporation or a Subsidiary of the Corporation. Notwithstanding the foregoing, if, within the two-year period following a Change in Control, you meet the criteria of each of clauses (a), (b), and (c) above, then (except as may otherwise be specified in an Employment Security Agreement between you and the Corporation), your stock option, to the extent vested, may be exercised at any time until the earlier of (I) six (6) months following the date of your termination of employment, and (II) the Expiration Date; provided, however, you should be aware that an unexercised incentive stock option automatically converts into a non-qualified stock option three (3) months after termination of employment in connection with a Change of Control pursuant to the applicable provisions of the Code relating to incentive stock options.

4.	Re-Employment. If, after your termination of employment, you are re-employed by the Corporation or one of its Subsidiaries, upon your return you will be considered a new hire for purposes of the Plan. Options that previously expired upon your termination of employment remain expired and are not reinstated.

5.	Exercise of Options.

•	How to Exercise. You may exercise your stock option, in any manner described in Section 6(e) of the Plan, through the H. R. Service Center at (800) 807-0302 or online through My Place. Inquiry and modeling capabilities are also available online.

•	Black-out Period. Due to federal securities law concerns, the Corporation has a “black-out” policy which restricts any exercise of your stock option around quarterly corporate earnings announcements. Please refer to the “Statement of Confidential Information and Securities Trading” for further information about the Corporation’s black-out policy. You may access this document online through My Passport. From the homepage click on Corporate-wide Services, and then Corporate Policies.

6.	Nontransferability. Your stock option is not transferable other than as provided in these Terms and Conditions. Your stock option (whether a non-qualified stock option or an incentive stock option) is exercisable, during your lifetime, only by you or your personal representative.

7.	Withholding/Delivery of Shares. Delivery of shares of Common Stock upon exercise of your stock option is subject to the withholding of all applicable federal, state, and local taxes. At your election, subject to such rules and limitations as may be established by the Committee, such withholding obligations shall be satisfied: (i) by cash payment by you; (ii) through the surrender of shares of Common Stock which you already own that are acceptable to the Committee; or (iii) through surrender of shares of Common Stock to which you are otherwise entitled under the Plan, provided, however, that such shares under this clause (iii) may be used to satisfy not more than the Corporation’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such taxable income). Payment of federal income taxes may be accomplished through a combination of withholding of shares and delivery of previously acquired shares. The Corporation may delay the issuance or delivery of shares of Common Stock if the Corporation reasonably anticipates that such issuance or delivery will violate federal securities laws or other applicable law, provided that the issuance or delivery is made at the earliest date at which the Corporation reasonably anticipates that such issuance or delivery will not cause such violation. As an option holder, you have no interest in the shares covered by the option until the shares are actually issued.

8.	Forfeitures and Recoupments.

(a)	Engaging in Restricted Activity Without Written Consent of the Corporation. Notwithstanding anything to the contrary in these Terms and Conditions, if you, without the written consent of the Corporation:

(i)	at any time after the date of these Terms and Conditions, have divulged, directly or indirectly, or used, for your own or another’s benefit, any Confidential Information;

(ii)	at any time after the date of these Terms and Conditions and through a period of twelve (12) months after you cease to be employed by the Corporation and its Subsidiaries for any reason, have Solicited, or assisted in the Solicitation of, any Client or Prospective Client (provided, however, that this clause (ii) shall not apply to your Solicitation of any Client or Prospective Client with whom you had a business relationship prior to the start of your employment with the Corporation and its Subsidiaries, provided no Confidential Information, directly or indirectly, is used in such Solicitation); or

(iii)	at any time after the date of these Terms and Conditions and through a period of twelve (12) months after you cease to be employed by the Corporation and its Subsidiaries for any reason, have solicited, encouraged, advised, induced or caused any employee of the Corporation or any of its Subsidiaries to terminate his or her employment with the Corporation or any of its Subsidiaries, or provided any assistance, encouragement, information, or suggestion to any person or entity regarding the solicitation or hiring of any employee of the Corporation or any of its Subsidiaries;

your then outstanding stock options (whether vested or unvested) shall be forfeited to the Corporation by notice from the Committee in writing to you within a reasonable period of time after the Committee acquires knowledge of your violation of this Paragraph 8(a). In the event that your stock options are forfeited pursuant to the preceding sentence or the provisions of Paragraph 8(b), below, the Corporation shall have no obligation to honor the exercise of such stock options by you or your beneficiary.

In addition, in the event of any action by you to which clauses (i), (ii) or (iii), above, apply, the Corporation shall, to the extent the Committee determines it practicable and in the best interests of the Corporation, and as permitted by applicable law, rescind any exercise by you or payment or delivery to you with respect to any stock options occurring within twelve (12) months prior to, or at any time following, the date of your termination of employment for any reason (including but not limited to termination of employment due to Retirement or Disability), and recoup any “gain realized” in connection with such stock options as described in Paragraph 8(c) below.

(b)	Misconduct and Restatement of Financials. Consistent with the Corporation’s risk-mitigation strategies for its compensation programs, and notwithstanding any other provision in these Terms and Conditions, in the event that:

(i)	the Corporation is required to restate its financial statements filed with the U.S. Securities and Exchange Commission on Form 10-Q or Form 10-K or re-file quarterly financial data with the U.S. Federal Reserve due to any reason other than changes in accounting policy or applicable law (a “Restatement”), and the Committee determines that such Restatement resulted, in whole or in material part, from your (A) intentionally engaging in conduct that resulted in a material weakness in internal control over financial reporting and was inconsistent with the standards of conduct of the business judgment rule, as defined below, or (B) personally and knowingly engaging in practices that materially contributed to circumstances that resulted in a material weakness in internal control over financial reporting and that were inconsistent with the standards of conduct of the business judgment rule; or

(ii)	the Committee determines that you have engaged in conduct that is grounds for termination for Cause and is inconsistent with the standards of conduct of the business judgment rule (“Misconduct”);

then the Committee shall review all of your then outstanding stock options (whether vested or unvested), and all stock options with respect to which there has been an exercise by you or payment or delivery to you within the 36-month period immediately preceding the date of the Restatement, or during the period after the date of the Misconduct, as applicable.

In the event of a Restatement described in clause (i), the Committee shall declare your then outstanding, vested stock options that would not have become vested based on accurate financial data or restated results to be forfeited to the Corporation by notice in writing to you within a reasonable period of time after the date of the Restatement, and the Corporation shall, to the extent the Committee determines it practicable and in the best interests of the Corporation, and as permitted by applicable law, rescind any exercise by you or payment or delivery to you with respect to any stock options occurring within 36 months prior to the date of the Restatement that would not have become vested or been paid based on accurate financial data or restated results, and recoup any gain realized in connection with such stock options as described in Paragraph 8(c), below. In the event of Misconduct described in clause (ii) (other than any actions included in Paragraph 8(a) or clause (i) of this Paragraph 8(b)), the Committee shall declare your then outstanding stock options (whether vested or unvested) to be forfeited to the Corporation by notice in writing to you within a reasonable period of time after the date of the discovery of the Misconduct, and the Corporation shall, to the extent the Committee determines it practicable and in the best interests of the Corporation and as permitted by applicable law, rescind any exercise by you or payment or delivery to you with respect to any stock options occurring after the date such Misconduct occurred and recoup any gain realized in connection with such stock options as described in Paragraph 8(c), below

Your actions satisfy the “business judgment rule” if such actions were taken in good faith, in a manner that an ordinarily prudent person would act under similar circumstances, and in the interests of the Corporation. In interpreting and applying the preceding sentence, the Committee shall use as a guide the principles of the business judgment rule as construed by the Delaware courts in applying the Delaware Corporation Act.

(c)	Rescission and Recoupment. Upon the rescission, pursuant to the provisions of Paragraph 8(a) or 8(b), of any exercise by you or payment or delivery to you with respect to any stock options, the Corporation shall be entitled to recoup any “gains realized” in connection with such stock options, in such manner and on such terms and conditions as the Committee shall require. “Gains realized” shall include (i) the amount of any cash distributed to you with respect to, (ii) any cash or shares of the Corporation’s Common Stock (or proceeds attributable to the sale thereof ) paid or delivered in settlement of, and (iii) any other amounts determined by the Committee to have been realized in connection with, such rescinded stock options. If you fail to repay any such amounts to the Corporation within 60 days after receipt of written demand, the Corporation shall be entitled, subject to applicable law and the requirements of Internal Revenue Code Section 409A, to deduct from any amounts the Corporation owes you from time to time the amount of all gains realized, or to sue for repayment of such amounts, or to pursue both remedies.

9.	No Contract of Employment. The option grant shall not be deemed to obligate the Corporation or any of its Subsidiaries to continue your employment for any particular period, nor is employment guaranteed for the length of the vesting schedule set forth in the Option Notice.

10.	Taxes. Please refer to the “Summary Description of the Amended and Restated Northern Trust Corporation 2002 Stock Plan” for a description of the U.S. federal income tax consequences affecting non-qualified stock options and incentive stock options.

11.	Interpretation and Applicable Law. Any interpretation by the Committee of the terms and conditions of the Plan, the Stock Option Agreement or any guidelines shall be final. All questions pertaining to the validity, construction and administration of the Plan or the Stock Option Agreement, and all claims or causes of action arising under, relating to, or in connection with, the Plan or the Stock Option Agreement shall be determined in conformity with the laws of the State of Delaware, without regard to the conflict of law provisions of any state.

12.	Definitions. As provided above, Capitalized terms not defined in the Stock Option Agreement shall have the meanings assigned to them in the Plan. For purposes of the Stock Option Agreement:

(a)	“Cause” means (i) your conviction of or no contest plea with respect to bribery, extortion, embezzlement, fraud, grand larceny, or any felony involving abuse or misuse of your position to seek or obtain an illegal or personal gain at the expense of the Corporation, or similar crime, or conspiracy to commit any such crimes or attempt to commit any such crimes; or (ii) your misconduct that causes material harm to the Corporation.

(b)	“Client” means any person or entity with which the Corporation, or any of its Subsidiaries, did business and with which you had contact, or about which you had access to Confidential Information, during the last twelve (12) months of your employment.

(c)	“Competitive Service or Product” means any service or product: (i) that is substantially similar to or competitive with any service or product that you created or provided, or of which you assisted in the creation or provision, during your employment by the Corporation or any of its Subsidiaries; or (ii) about which you had access to Confidential Information during your employment by the Corporation or any of its Subsidiaries.

(d)	“Confidential Information” means any trade secrets or other significant proprietary information, including, but not limited to, any client information (for example, client lists, information about client accounts, borrowings, and current or proposed transactions), any internal analysis of clients, marketing strategies, financial reports or projections, business or other plans, data, procedures, methods, computer data or system program or design, devices, lists, tools, or compilation, which relate to the present or planned business of the Corporation or any of its Subsidiaries and which has not been made generally known to the public by authorized representatives of the Corporation.

(e)	“Prospective Client” means any person or entity to which the Corporation, or any of its Subsidiaries, provided, or from which the Corporation, or any of its Subsidiaries received, a proposal, bid, or written inquiry (general advertising or promotional materials and mass mailings excepted) and with which you had contact, or about which you had access to Confidential Information, during the last twelve (12) months of your employment.

(f)	“Solicit” and “Solicitation” (with respect to Clients or Prospective Clients) mean directly or indirectly, and without the Corporation’s written authorization, to invite, encourage, request, or induce (or to assist another to invite, encourage, request or induce) any Client or Prospective Client of the Corporation, or any of its Subsidiaries, to: (i) surrender, redeem or terminate a product, service or relationship with the Corporation, or any of its Subsidiaries; (ii) obtain any Competitive Service or Product from you or any third party; or (iii) transfer a product, service or relationship from the Corporation, or any of its Subsidiaries, to you or any third party.

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